As filed with the Securities and Exchange Commission on June 16, 2023

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EOS ENERGY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-4290188
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3920 Park Avenue
Edison, New Jersey 08820
(732) 225-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joe Mastrangelo
Chief Executive Officer
Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Tel: (732) 225-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Matthew L. Fry
Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Telephone: (214) 651-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 16, 2023

Preliminary Prospectus

$32,546,250 26.5% Convertible Senior PIK Notes Due 2026
39,090,753 Shares of Common Stock Consisting of:
Up to 19,488,773 Shares of Common Stock Issuable Upon Conversion of 26.5% Convertible Senior PIK Notes Due 2026
Up to 19,601,980 Shares of Common Stock Issuable Upon Exercise of Warrants
Offered by the Selling Securityholders Named Herein

This prospectus relates to the resale by the selling securityholders named in this prospectus from time to time of up to (a) $32,546,250 principal amount of 26.5% Convertible Senior PIK Notes due 2026 (the “notes”) including up to (i) $13,750,000 principal amount of notes originally issued to the Note Purchasers (defined below) pursuant to the Investment Agreement dated January 18, 2023 by and among Eos Energy Enterprises, Inc. and the Note Purchasers, and subsequently replaced with amended and restated convertible notes that were issued pursuant to the Indenture, dated May 25, 2023, between Eos Energy Enterprises, Inc. and Wilmington Trust, National Association, as trustee and (ii) a maximum of $18,796,250 principal amount of notes issuable as future PIK interest payments on the notes and (b) 39,090,753 shares of our common stock, par value $0.0001 per share consisting of (i) 19,488,773 shares of common stock issuable upon conversion of the notes and notes issuable as future PIK interest payments, (ii) 16,000,000 shares of common stock issuable upon exercise of the warrants issued to the Warrant Purchasers (defined below and together with the Note Purchasers, the “selling securityholders”) pursuant to the Securities Purchase Agreement dated April 12, 2023 between us and the Warrant Purchasers and (iii) 3,601,980 shares of common stock issuable upon exercise of the warrants issued to the Warrant Purchasers pursuant to the Securities Purchase Agreement dated May 15, 2023 between us and the Warrant Purchasers (together with the shares of common stock underlying the warrants sold pursuant to the Securities Purchase Agreement dated April 12, 2023, the “warrant shares”).

The selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

We are not issuing any securities pursuant to this prospectus. We will not receive any of the proceeds from the sale of securities by the selling securityholders. However, we will receive proceeds from the exercise of the warrants issued to the Warrant Purchasers. We intend to use those proceeds, if any, for general corporate purposes. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE”. The closing price of our common stock on June 15, 2023 was $3.22 per share.

Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling securityholders prior to any resale of such shares pursuant to this prospectus.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of our annual report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2023

Neither we nor the selling securityholders have authorized anyone to provide you with information that differs from the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling securityholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock or notes are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 8 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation.

Where You Can FIND More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at https://eose.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this initial registration statement and prior to effectiveness of this registration statement as well as subsequent to the date of this prospectus and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 9, 2023;

●	information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on January 19, 2023, January 23, 2023, February 2, 2023, February 10, 2023, February 13, 2023, March 10, 2023, March 17, 2023, March 27, 2023, April 11, 2023, April 14, 2023, May 17, 2023, May 18, 2023, May 25, 2023 and May 30, 2023 (other than any portions thereof deemed furnished and not filed); and

●	the description of our securities contained in Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-39291), filed with the SEC on February 25, 2022, including any amendments or reports filed for the purpose of updating such description.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to the address below:

Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: General Counsel
(732) 225-8400

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus. You should rely only on information contained in, or incorporated by reference into, this prospectus or any free writing prospectus provided in connection with this offering. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free writing prospectus provided in connection with this offering or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or to anyone to whom it is unlawful to make such offer or solicitation.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein, and include statements regarding the intent, belief or current expectations of Eos Energy Enterprises, Inc. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	the amount of final tax credits available to our customers or to Eos Energy Enterprises, Inc. pursuant to the Inflation Reduction Act;

●	uncertainties around our ability to secure conditional commitment in a timely manner or at all, or final approval of a loan from the Department of Energy, the Loan Programs Office, or the timing of funding and the final size of any loan if approved;

●	the possibility of a government shutdown while we remain in the due diligence phase with the U.S. Department of Energy Loan Programs Office;

●	our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	the failure to convert firm order backlog to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to U.S. trade environment;

●	risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19;

●	our ability to maintain the listing of our shares of common stock on Nasdaq;

●	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

●	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;

●	risks from supply chain disruptions and other impacts of geopolitical conflict;

●	changes in applicable laws or regulations;

●	other factors detailed under the section entitled “Risk Factors” herein;

●	other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequent filings with the SEC, that we incorporate by reference herein; and

●	other factors beyond our control.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

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Summary

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”

Overview

We design, develop, manufacture, and market innovative zinc-based energy storage solutions for utility-scale, microgrid, and commercial & industrial (“C&I”) applications. We believe that our batteries have the potential to emerge as a leading alternative to Lithium-ion (“Li-ion”) batteries for such long-duration applications. We have developed a broad range of intellectual property with multiple patents covering unique battery chemistry, mechanical product design, energy block configuration and a software operating system (Battery Management System or “BMS”). The BMS software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and electric current sensors for the electrical strings and the system. We focus on designing, developing, producing and selling safe, reliable, long-lasting, low-cost turn-key alternating current (“AC”) integrated systems using Eos’ direct current (“DC”) Battery Energy Storage System (“BESS”). Our primary applications focus on integrating battery storage solutions with: (1) renewable energy systems that are connected to the utility power grid; (2) renewable energy systems that are not connected to the utility power grid; (3) storage systems utilized to relieve congestion; and (4) storage systems to assist C&I customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets. We have a manufacturing facility in Turtle Creek, Pennsylvania to produce DC energy blocks with an integrated BMS. Our primary market is North America with opportunistic growth opportunities in Europe, Oceania, Africa, and Asia.

We offer an innovative Znyth™ technology BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that delivers results in even the most extreme temperatures and conditions. The system is safe, flexible, scalable, sustainable and manufactured in the United States, using raw materials primarily sourced in the United States. Our BESS is the core of our innovative systems that today provide utilities, independent power producers, renewables developers, and C&I customers with a validated, reliable energy storage alternative for 3- to 12-hour discharge durations. Our innovative spirit extends to our manufacturing strategy, which includes proprietary equipment and processes that allow us to scale quickly and with a lower capital intensity than other similar technologies. We believe our technology will continue to reduce cost and improve the operating efficiency and competitiveness of our BESS.

In addition to our BESS, we currently offer: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems.

Corporate Information

The Company was incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020, the Company changed its name to Eos Energy Enterprises, Inc.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is www.eosenergystorage.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Risk Factors Summary

The following is a summary of the principal risks that could adversely affect our business, operations and financial results.

Risk Related to Our Common Stock

●	To the extent that any shares of common stock are issued upon exercise of any warrants to purchase shares of common stock or upon conversion of any convertible notes, the number of shares eligible for resale in the public market would increase.

●	Provisions in our Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

●	Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

●	Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

●	Our stock price may be volatile and may decline regardless of our operating performance.

●	There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

●	We do not intend to pay dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

●	We are a “smaller reporting company” and, because we have opted to use the reduced reporting requirements available to us, certain investors may find investing in our securities less attractive.

Risks Related to the Notes

●	The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

●	The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

●	Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

●	The notes will not pay any cash interest.

●	Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

●	Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

●	Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

●	Redemption may adversely affect your return on the notes.

●	We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon repurchase of the notes.

●	Future sales of our common stock or equity-linked securities in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

●	Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

●	The governmental approval requirement with respect to conversions of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible, and could delay your receipt of any shares of our common stock upon conversion.

●	Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

●	After June 30, 2023, the notes will not be protected by restrictive covenants.

●	The conversion rate of the notes may not be adjusted for all dilutive events.

●	Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

●	We cannot assure you that an active trading market will develop for the notes.

●	Any adverse rating of the notes may cause their trading price to fall.

●	You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

●	The notes were issued with original issue discount for U.S. federal income tax purposes.

●	Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change.

●	If the notes are issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

THE OFFERING

The summary below describes the principal terms of the securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Capital Stock” and “Description of Notes” sections of this prospectus contains a more detailed description of the terms and conditions of the securities. As used in this section, “we,” “our,” and “us” refer to Eos Energy Enterprises, Inc. and not to its consolidated subsidiaries.

Common Stock

Issuer	Eos Energy Enterprises, Inc., a Delaware corporation.

Shares of Common Stock Outstanding	127,178,465 shares of common stock as of June 12, 2023.

Shares of Common Stock Offered by the Selling Securityholders	Up to 39,090,753 shares of common stock comprised of (i) 19,488,773 shares of common stock issuable upon conversion of the notes and (ii) 19,601,980 warrant shares.

Use of Proceeds	The applicable selling securityholder will receive all of the proceeds from the sale under this prospectus of the shares of common stock underlying the notes and the warrant shares. We will not receive any proceeds from these sales. However, we will receive proceeds from the exercise of the warrants. We intend to use those proceeds, if any, for general corporate purposes.

Registration Rights	Under the terms of the certain Securities Purchase Agreements dated April 12, 2023 and May 15, 2023, we agreed to file this registration statement with respect to the registration of the resale by the selling securityholders of the warrant shares as soon as practicable and in any event, no later than July 11, 2023 and July 15, 2023, respectively. We agreed to use commercially reasonable efforts to cause such registration statement to become effective within 90 days (120 days in the event the SEC elects to review the registration statement) following the filing of such registration statement. In addition, we agreed to keep such registration statement effective at all times until none of the Warrant Purchasers owns any warrants or warrant shares.

Nasdaq Capital Market Symbol for Our Common Stock	Our common stock is currently traded on Nasdaq under the symbol “EOSE.”

Notes

Issuer	Eos Energy Enterprises, Inc., a Delaware corporation.

The Notes	Up to $32,546,250 principal amount of 26.5% Convertible Senior PIK Notes due 2026 comprised of $13,750,000 principal amount of notes and a maximum of $18,796,250 principal amount of notes issuable as future PIK interest payments on the notes.

Maturity	June 30, 2026, unless earlier repurchased, redeemed or converted.

Interest	We shall pay any or all interest on the notes with respect to any interest payment date by payment-in-kind (i) in the case of global notes, by increasing the principal amount outstanding of the global notes or (ii) in the case of physical notes, in the form of additional notes in integral multiples of $1.00. The principal amount of any note at any time, as increased to such time by any PIK interest, is referred to herein as the “capitalized principal amount” of such note. Interest will accrue from January 18, 2023 or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on June 30 and December 30 of each year.

Interest Rate	26.5% per year.

Conversion Rights	Holders may convert all or any portion of their notes, if the portion to be converted is $1,000 capitalized principal amount or any integral multiple of $1.00 in excess thereof, at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate for the notes is initially 598.8024 shares of common stock per $1,000 capitalized principal amount of notes (equivalent to an initial conversion price of approximately $1.67 per share of common stock), subject to adjustment as described in this prospectus.

Upon conversion, we will deliver shares of our common stock, or a combination of cash and shares of our common stock, if applicable, in lieu of delivering any fractional share of common stock. If we satisfy our conversion obligation through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on the daily VWAP (defined herein) for the relevant conversion date. See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest that has not been capitalized, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited, by the shares of our common stock, or a combination of cash and shares of our common stock (in lieu of delivering any fractional share of common stock) delivered to you upon conversion of a note.

Redemption at Our Option	We may not redeem the notes prior to June 30, 2024. We may redeem (x) in cash, (y) through the issuance of shares of our common stock or (z) a combination thereof, all or part of the notes, at our option, on or after June 30, 2024 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to the then-current capitalized principal amount of the notes plus the aggregate amount of all interest payments on the capitalized principal amount of the notes that the holders of the notes to be redeemed would have been entitled to receive had the notes remained outstanding to the maturity date (for the avoidance of doubt, including interest on capitalized interest which would have been added to the principal amount during the period from the redemption date to the maturity date), provided that we have obtained stockholder approval pursuant to Nasdaq Marketplace Rules 5635(c) and 5635(d) or the shareholder approval rules or listing standards of any other national or regional securities exchange that are applicable to us (the “stockholder approval requirement”). No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. See “Description of Notes—Optional Redemption.”

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple of $1.00 in excess thereof. The fundamental change repurchase price will be equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest thereon that has not been paid or capitalized to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes are our senior unsecured obligations and rank:

● senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

● equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

● effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

● structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2023, our total indebtedness was $236.8 million, of which an aggregate of $222.9 million was senior indebtedness and an aggregate of $107.9 million was secured indebtedness.

Prior to June 30, 2023, we are prohibited from issuing certain indebtedness that is convertible into common stock at a price of less than $1.35 per share. After June 30, 2023, there will be no restrictions.

Registration Rights

Under the terms of that certain Investment Agreement dated January 18, 2023 pursuant to which the notes were originally issued, we agreed to file and use commercially reasonable best efforts to cause to be declared effective as soon as practicable and in any event not later than six (6) months after the date of that certain Investment Agreement, this registration statement. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act and upon the availability of a registration statement on Form S-3, we will use our commercially reasonable best efforts to maintain the effectiveness of the registration statement until the date that (i) the selling securityholders have sold all of the shares of common stock issuable upon conversion of the notes or (ii) there otherwise ceases to be any such securities.

As of the date of this prospectus, and until June 18, 2024, the Note Purchasers remain subject to certain transfer restrictions with respect to the notes and any shares of common stock issued upon conversion of the notes.

Use of Proceeds	The applicable selling securityholder will receive all of the proceeds from the sale under this prospectus of the notes and the shares of common stock issuable upon conversion of the notes, if any. We will not receive any proceeds from these sales.

Form	The notes were issued in physical, certificated form. However, subject to certain conditions, the notes may be issued in book-entry form and be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of such notes would be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes were issued to the Note Purchasers in a transaction exempt from the registration requirements of the Securities Act. There is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain U.S. Federal Income Tax Considerations.”

Nasdaq Capital Market Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “EOSE.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association

Risk Factors

An investment in any securities offered pursuant to this prospectus involves risk and uncertainties. You should consider carefully the risk factors described in our most recent Annual Report on Form 10-K filed with the SEC and any subsequent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risk Related to Our Common Stock

To the extent that any shares of common stock are issued upon exercise of any warrants to purchase shares of common stock or upon conversion of any convertible notes, the number of shares eligible for resale in the public market would increase.

To the extent that any shares of common stock are issued upon exercise of any warrants to purchase shares of common stock or upon the conversion of any convertible notes, there will be an increase in the number of shares of common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of our common stock.

Provisions in our Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or our bylaws, or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Charter contains provisions that may hinder unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

●	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

●	the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time irrespective of our performance. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Such sales may occur based upon individual investor liquidity requirements or other factors outside of our control. As registration statements are available for use, the sale or possibility of sale of shares by shareholders could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our stock price may be volatile and may decline regardless of our operating performance.

Fluctuations in the price of our securities could contribute to the loss of part or all of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

The shares of our common stock and warrants are listed on Nasdaq. If Nasdaq delists the common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not intend to pay dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

We are a “smaller reporting company” and, because we have opted to use the reduced reporting requirements available to us, certain investors may find investing in our securities less attractive.

As a smaller reporting company, we are permitted to comply with scaled-back disclosure obligations in our SEC filings compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have elected to adopt the accommodations available to smaller reporting companies. Until we cease to be a smaller reporting company, the scaled-back disclosure in our SEC filings will result in less information about our company being available than for other public companies. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and our share price may be more volatile.

We are also a non-accelerated filer under the Securities Exchange Act of 1934, as amended, and we are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. Therefore, our internal controls over financial reporting will not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to the auditor attestation requirements. In addition, we cannot predict if investors will find our common stock less attractive because we are not required to comply with the auditor attestation requirements. We cannot predict if investors will find our securities less attractive because we rely on these available exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the market price of our securities may be more volatile.

Risks Related to the Notes

The notes will be effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. After June 30, 2023, the indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities. See “—After June 30, the notes will not be protected by restrictive covenants.”

As of March 31, 2023, our total indebtedness was $236.8 million, of which an aggregate of $222.9 million was senior indebtedness and an aggregate of $107.9 million was secured indebtedness.

The notes will be our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes will be our obligations exclusively and will not be guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The notes will not pay any cash interest.

We shall pay any or all interest on the notes with respect to any interest payment date by payment-in-kind (i) in the case of global notes, by increasing the principal amount outstanding of the global notes or (ii) in the case of physical notes, in the form of additional notes in integral multiples of $1.00. As a result, you may not receive any ongoing cash payments in respect of your investment in the notes. See “Description of Notes—Interest.”

Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. We cannot assure you that market conditions will permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all. If market conditions do not permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all, at any time while the notes are outstanding, the trading price and liquidity of the notes may be adversely affected.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, the number of shares of our common stock available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with a note investor may not be sufficient for the implementation of a convertible arbitrage strategy. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. We cannot assure you that a sufficient number of shares of our common stock will be available to borrow on commercial terms, or at all, to potential purchasers or holders of the notes. If potential purchasers of the notes that seek to employ a convertible arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the notes may significantly decline.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions that would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our future debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Redemption may adversely affect your return on the notes.

We may not redeem the notes prior to June 30, 2024. We may redeem (x) in cash, (y) through the issuance of shares of our common stock or (z) a combination thereof, all or part of the notes, at our option, on or after June 30, 2024 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to the then-current capitalized principal amount of the notes plus the aggregate amount of all interest payments on the capitalized principal amount of the notes that the holders of the notes to be redeemed would have been entitled to receive had the notes remained outstanding to the maturity date (for the avoidance of doubt, including interest on capitalized interest which would have been added to the principal amount during the period from the redemption date to the maturity date), provided that we have obtained stockholder approval pursuant to Nasdaq Marketplace Rules 5635(c) and 5635(d) or the shareholder approval rules or listing standards of any other national or regional securities exchange that are applicable to us. As a result, we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. In addition, the foregoing stock price condition only needs to be met for any 20 trading days in the 30 trading day period ending on, and including, the trading day immediately preceding the date of the redemption notice. As a result, the price of our common stock may decrease dramatically, including below the conversion price, between the 20th such trading day that the stock price condition is satisfied and the day we actually deliver the redemption notice. See “Description of Notes—Optional Redemption.”

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest that has not been paid or capitalized, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Future sales of our common stock or equity-linked securities in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or equity-linked securities to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, upon exercise of our outstanding warrants, and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (assuming all relevant governmental approvals as described under “Description of Notes—Conversion Rights—Governmental Approvals” have been obtained), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes or the last trading day of the relevant observation period, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The governmental approval requirement with respect to conversions of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible, and could delay your receipt of any shares of our common stock upon conversion.

To the extent that physical settlement in respect of any conversion of notes would require us or any holder to obtain any regulatory approvals or consents from, or make any filing with, any governmental entity, the right to convert the relevant notes and our obligation to deliver (or cause to be delivered) any related shares of common stock upon such conversion will be contingent upon, and subject to, the receipt of any required governmental approval (as determined by the holder or us, as applicable), and any such delivery will be delayed until such governmental approval is received. If you attempt to convert your notes and such a governmental approval is required but not obtained in time, you will not be able to convert your notes, and you may not be able to receive the shares of common stock into which the notes would otherwise be convertible. Receipt of any such governmental approval could take a significant amount of time, delaying your ability to receive any shares of common stock into which the notes would otherwise be convertible. The trading price of our common stock at the time of the ultimate delivery of such shares (if any) may be less than, and possibly significantly less than, the trading price at the time of the attempted conversion. See “Description of Notes—Conversion Rights—Governmental Approvals.”

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we will deliver shares of our common stock, or a combination of cash and shares of our common stock (in lieu of delivering any fractional share). If we satisfy our conversion obligation in a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 40 trading day observation period. As described under “Description of Notes—Conversion Rights—Settlement upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive trading day period beginning on, and including, the third trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of Notes—Optional Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding such redemption date; and (iii) subject to clause (ii), if the relevant conversion date occurs on or after the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

Upon satisfaction of our conversion obligation, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

In addition, there may be a delay in our delivery of any conversion consideration as a result of the requirement for us and the applicable holder to obtain any necessary governmental approvals in advance of any such delivery, as described above under “—The governmental approval requirement with respect to conversions of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible, and could delay your receipt of any shares of our common stock upon conversion.”

After June 30, 2023, the notes will not be protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries other than that prior to June 30, 2023, we may not distribute or issue any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for common stock, including any subsequent issuance pursuant to the indenture, at a price per share less than $1.35 (subject to adjustment with respect to stock splits and consolidations, stock dividends, stock combinations and similar transactions). The indenture will not contain any other covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

The notes were originally issued to a small group of investors in a transaction exempt from the registration requirements of the Securities Act. There has been no trading market for the notes, and the notes may continue to be held by a small group of investors indefinitely. We do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the liquidity of the trading market in the notes (if any), and the market price quoted for the notes (if any), may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution. The conversion rate of the notes is subject to adjustment in certain circumstances. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a distribution, which may be treated as a dividend subject to U.S. federal income tax, without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a fundamental change occurs prior to the maturity date or we issue a notice of redemption, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change or during the related redemption conversion period. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any U.S. federal withholding tax or backup withholding may be withheld from or set off against subsequent payments on the notes (including upon conversion, repayment or maturity), or in some circumstances from any payments on our common stock, or from sales proceeds subsequently paid or credited to you, or from your other funds or assets.

The notes will be issued with original issue discount for U.S. federal income tax purposes.

For each interest period, we will pay the stated interest on the notes in PIK interest. As a result, for U.S. federal income tax purposes, none of the stated interest payments on the notes will constitute “qualified stated interest.” Therefore, the notes will be treated as having been issued with original issue discount for U.S. federal income tax purposes (“OID”). Holders subject to U.S. federal income taxation will be required to include any amounts representing OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis) in advance of the receipt of the cash payments to which such OID is attributable and regardless of the holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In this case, our obligations under the notes and the indenture as well as provisions of our organizational documents and other agreements could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. There is no exception from the definition of fundamental change for transactions in which the consideration received by holders of our common stock consists of other listed stock. As a result, such a transaction could constitute a fundamental change and require us to offer to repurchase the notes, which could discourage a potential acquirer in such a transaction.

If the notes are issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

Although the notes were initially issued in certificated form, subject to certain conditions, we may issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, after the issuance of global notes we will not issue certificated notes. See “Description of Notes—Book-Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to any global notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that you timely receive any such communications.

Use of Proceeds

The applicable selling securityholder will receive all of the proceeds from the sale under this prospectus of the notes, the shares of common stock underlying the notes and the warrant shares. We will not receive any proceeds from these sales. However, we will receive proceeds from the exercise of the warrants. We intend to use those proceeds, if any, for general corporate purposes.

Description of Capital Stock

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated by-laws. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

The Charter authorizes the issuance of 301,000,000 shares of capital stock, consisting of (x) 300,000,000 authorized shares of common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of June 12, 2023, there were 127,178,465 shares of common stock outstanding, and no shares of preferred stock outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Company’s board of directors are classified into three (3) classes, designated as Class I, Class II and Class III. The directors first elected to Class I hold office for a term expiring at the first annual meeting of stockholders following the Closing; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Closing; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Closing. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. Specific terms of any preferred stock will be provided in one or more supplements to this prospectus.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Charter, bylaws and the Delaware General Corporation Law, or DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Securities Exchange

Our common stock is listed on Nasdaq under the symbol “EOSE.”

Description of Notes

The notes were originally issued to the Note Purchasers pursuant to the Investment Agreement dated January 18, 2023 between us and the Note Purchasers. The notes were subsequently replaced with amended and restated convertible notes that were issued under an indenture (the “indenture”), dated May 25, 2023, between us and Wilmington Trust, National Association, as trustee (the “trustee”). A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Eos Energy Enterprises, Inc. and not to its subsidiaries.

General

The notes:

●	are our general unsecured, senior obligations;

●	were initially issued in an aggregate principal amount of $13,750,000;

●	accrue interest from January 18, 2023 (or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled interest payment date), which interest is paid in kind at the rate of 26.5% per year, on June 30 and December 30 of each year, as described below under “—Interest;”

●	are subject to redemption at our option, in whole or in part, on or after June 30, 2024, (so long as the Company has obtained applicable stockholder approval) if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to the then-current capitalized principal amount of the notes plus the aggregate amount of all interest payments on the capitalized principal amount of the notes that the holders of the notes to be redeemed would have been entitled to receive had the notes remained outstanding to the maturity date (for the avoidance of doubt, including interest on capitalized interest which would have been added to the principal amount during the period from the redemption date to the maturity date);

●	are subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest that has not been paid or capitalized to, but excluding, the fundamental change repurchase date;

●	mature on June 30, 2026, unless earlier converted, redeemed or repurchased;

●	are issued in minimum denominations of $1.00 principal amount and integral multiples thereof; and

●	are initially represented in certificated form but may, subject to certain conditions, be represented by one or more registered notes in global form. See “Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions, the notes may be converted at an initial conversion rate of 598.8024 shares of common stock per $1,000 capitalized principal amount of notes (equivalent to an initial conversion price of approximately $1.67 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by delivering shares of our common stock or a combination of cash and shares of our common stock (in lieu of delivering fractional shares) as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture limits the amount of debt that may be issued by us or our subsidiaries under the indenture to an aggregate principal amount not to exceed $50,000.000, exclusive of any notes representing capitalized interest on such notes. The indenture provides that prior to June 30, 2023, we may not distribute or issue any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for common stock, including any subsequent issuance pursuant to the indenture, at a price per share less than $1.35 (subject to adjustment with respect to stock splits and consolidations, stock dividends, stock combinations and similar transactions. The indenture does not contain any other financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price, interest accrued prior to the issue date of such additional notes and conversion rate) in an aggregate principal amount not to exceed $50,000,000 for all notes issued under the indenture, exclusive of any PIK notes representing capitalized interest on such notes; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, securities laws purposes or due to different terms, such additional notes will have a separate CUSIP number (if any).

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus to refer to each $1,000 capitalized principal amount of notes. We use the term “common stock” in this prospectus to refer to our common stock, par value $0.0001 per share. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time. Unless the context otherwise requires, any reference to accrued interest on, or in respect of, any note that has not been paid or capitalized shall be deemed to refer to the amount of such interest that would have accrued as of the relevant time at the interest rate based on the capitalization method in respect of all of the relevant interest. Unless the context otherwise requires, any reference to the principal amount of any notes shall be deemed to refer to the capitalized principal amount of such notes at the relevant time.

Purchase and Cancellation

We will cause all notes surrendered for payment at maturity, repurchased upon a fundamental change, redemption, registration of transfer or exchange or conversion, if surrendered to us or any of our agents, subsidiaries or affiliates that we control, to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for transfer or exchange, no notes shall be authenticated in exchange for any notes surrendered to the trustee as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their cancellation.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. If applicable, we will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee by increasing the capitalized principal amount of the global note in the name of DTC or its nominee, as the case may be, as the registered holder of such global note.

We have initially designated the trustee as our paying agent and registrar and its agency in the continental United States of America as a place where notes may be presented for payment or for registration of transfer. The trustee has also been appointed as our custodian for each of the notes issued under the indenture. We may, however, change the paying agent, registrar or custodian without prior notice to the holders of the notes, and we may act as paying agent or registrar, or appoint a replacement custodian. A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar, custodian and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee, custodian or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

We will pay interest on the notes on any interest payment date at a rate of 26.5% per year by (i) in the case of physical notes, by issuing additional physical notes to the relevant holder (which additional physical notes shall be held by the custodian) on the relevant interest payment date (the “PIK notes”) in an aggregate principal amount equal to the relevant capitalization amount for such interest period and (ii) in the case of global notes, by payment in kind by increasing the capitalized principal amount of global notes represented by the capitalization amount for such interest payment date (such method of paying interest, “capitalization” or the “capitalization method”); provided that for any notes (1) surrendered for conversion after a regular record date and on or prior to the corresponding interest payment date; (2) redeemed in connection with a redemption date that is after a regular record date and on or prior to the corresponding interest payment date; or (3) repurchased on a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date, any capitalization amount by which the capitalized principal amount for such notes would have been increased on such corresponding interest payment date will instead be paid in cash to the relevant holder(s) of such notes as of such regular record date, and no such increase shall be made to the capitalized principal amount of such notes.

The payment of interest for any global notes or through the issuance of PIK notes must be in integral multiples of $1.00 and in accordance with the procedures set forth in the indenture and, in the case of global notes held by DTC, as required by DTC’s procedures. We refer to any interest made in a PIK payment as “PIK interest.” The principal amount of any note at any time, as increased to such time by any PIK interest, is referred to herein as the “capitalized principal amount” of such note.

Interest will accrue from January 18, 2023 or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on June 30 and December 30 of each year. Interest will be paid to the person in whose name a note is registered at the close of business on June 15 or December 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date, any redemption date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Ranking

The notes are our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes rank equal in right of payment with all of our liabilities that are not so subordinated. The notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2023, our total indebtedness was $236.8 million, of which an aggregate of $222.9 million was senior indebtedness and an aggregate of $107.9 million was secured indebtedness.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon repurchase of the notes.”

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to June 30, 2024, the notes will not be redeemable. On or after June 30, 2024, provided that we have obtained stockholder approval pursuant to Nasdaq Marketplace Rules 5635(c) and 5635(d) or the shareholder approval rules or listing standards of any other national or regional securities exchange that are applicable to us, we may redeem the notes (x) in cash (y) through the issuance of shares of common stock or (z) a combination thereof, in whole or in part, at the redemption price if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. For purposes hereof, the redemption price equals the then-current capitalized principal amount of the notes plus the aggregate amount of all interest payments on the capitalized principal amount of the notes that the holders of the notes to be redeemed would have been entitled to receive had the notes remained outstanding to the maturity date (for the avoidance of doubt, including interest on capitalized interest which would have been added to the principal amount during the period from the redemption date to the maturity date).

In the case of any optional redemption, we will provide not less than 50 nor more than 70 scheduled trading days’ notice before the redemption date to the trustee, the paying agent and each holder of notes; provided that if, in accordance with the provisions described under “—Conversion Rights—Settlement upon Conversion” we elect to settle all conversions of notes with a conversion date that occurs on or after the date of our issuance of a notice of redemption and prior to the related redemption date by physical settlement, then we may instead elect to choose a redemption date that is a business day not less than 15 nor more than 60 calendar days after the date we send such notice of redemption. The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are global notes, the notes to be redeemed will be selected by the depositary in accordance with its procedures. If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are not global notes, then the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples of $1.00 in excess thereof) by lot, on a pro rata basis or by another method the trustee considers to be fair and appropriate.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes). Any redemption of the notes may be conditioned upon receipt of stockholder approval pursuant to Nasdaq Marketplace Rules 5635(c) and 5635(d) or the shareholder approval rules or listing standards of any other national or regional securities exchange, as determined in our reasonable discretion.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Capital Market or, if our common stock (or such other security) is not then listed on The Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for the common stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the common stock (or such other security) is not so listed or traded, “Trading day” means a business day; and provided further that, for purposes of determining amounts due upon conversion only, “Trading day” means a day on which (x) there is no market disruption event and (y) trading in the common stock generally occurs on The Nasdaq Capital Market or, if the common stock is not then listed on The Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which the common stock is then listed or, if the common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the common stock is then listed or admitted for trading, except that if the common stock is not so listed or admitted for trading, “Trading day” means a business day.

Conversion Rights

General

Holders may convert all or any portion (if the portion to be converted is $1,000 capitalized principal amount or any integral multiple of $1.00 in excess thereof) of their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate will initially be 598.8024 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $1.67 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by delivering shares of our common stock or a combination of cash and shares of our common stock (in lieu of delivering fractional shares) all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on the daily VWAP for the relevant conversion date (defined under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

If we call notes for redemption, a holder of notes may convert all or any portion of its notes only until the close of business on the scheduled trading day immediately preceding the redemption date.

Upon conversion, you will not receive any separate cash payment for any accrued interest that has not been paid or capitalized, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

●	the principal amount of the note; and

●	any accrued interest that has not been paid or capitalized, to, but not including, the relevant conversion date.

As a result, any accrued interest that has not been paid or capitalized, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued interest that has not been paid or capitalized will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes in cash at the interest rate. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of such interest payable on the notes so converted; provided that no such payment shall be required:

●	for conversions following the regular record date immediately preceding the maturity date;

●	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

●	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

●	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash at the interest rate regardless of whether the notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If you hold a certificated note, to convert you must:

●	complete and manually sign the conversion notice on the back of the note, or a facsimile, PDF or other electronic transmission of the conversion notice;

●	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

●	surrender such notes at the office of the conversion agent;

●	if required, furnish appropriate endorsements and transfer documents; and

●	if required, pay funds equal to any accrued interest that has not been capitalized and is payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we shall deliver to the converting holder, in respect of each $1,000 capitalized principal amount of notes being converted, shares of our common stock, or a combination of cash and shares of our common stock, if applicable, in lieu of delivering any fractional share of common stock. We will deliver to the converting holder in respect of each $1,000 capitalized principal amount of notes being converted a number of shares of common stock equal to the conversion rate. The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EOSE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

●	subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to the cut-off date, the 40 consecutive trading days beginning on, and including, the third trading day immediately succeeding such conversion date;

●	if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding such redemption date; and

●	subject to the immediately preceding bullet, if the relevant conversion date occurs on or after the cut-off date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The Nasdaq Capital Market or, if our common stock is not then listed on The Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Governmental Approvals” and “—Recapitalizations, Reclassifications and Changes of our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method. Any shares of common stock deliverable upon conversion may be delivered in book-entry or certificated form.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date.

Subject in all respects to “—Governmental Approvals” below, each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that, subject to “—Governmental Approvals” below, the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Governmental Approvals

Notwithstanding anything to the contrary in this prospectus, to the extent that settlement would require us or any holder to obtain any regulatory approvals or consents from, or make any filing with, any governmental entity, then we, on the one hand, and the applicable holder, on the other hand, will, at our request or at the request of the holder, as applicable, (a) as promptly as practicable, make, or cause to be made, all filings and submissions required under applicable law, and (b) use their commercially reasonable efforts to obtain, or cause to be obtained, approval of the transaction or relevant consent associated with the filing or the termination or expiration of the applicable waiting period (“governmental approval”), and notwithstanding anything to the contrary in this prospectus, the right to convert the relevant notes and our obligation to deliver (or cause to be delivered) any related shares of common stock upon such conversion will be contingent upon, and subject to, the receipt of any required governmental approval (as determined by the holder or us, as applicable, and notified in writing to the trustee and conversion agent) and any such delivery shall be delayed until such governmental approval is received; provided that, for the avoidance of doubt, any filing or submission fees required under applicable laws shall be paid by such holder.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to deliver, on or prior to the second trading day immediately following the conversion date, such notes to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution(s) must agree to timely deliver in exchange for such notes, the shares of our common stock that would otherwise be due upon conversion as described above under “—Settlement upon Conversion” or such other amount agreed to by the holder and the designated financial institution(s) (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second trading day following the relevant conversion date, notify in writing the trustee, the conversion agent (if other than the trustee) and the holder surrendering its notes for conversion that we have made the exchange election, and we will notify the designated financial institution(s) of the relevant deadline for delivery of the consideration due upon conversion and the type of conversion consideration to be delivered.

Any notes delivered to the designated financial institution(s) will remain outstanding, subject to applicable DTC procedures in the case of global notes. If the financial institution(s) agree(s) to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration, as, and at the time, required pursuant to the indenture as if we had not made the exchange election.

Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.

Conversion Rate Adjustments

Subject to the restriction not to distribute or issue any evidences of indebtedness, shares or other securities convertible or exchangeable for common stock at a price per share less than $1.35 prior to June 30, 2023, the conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate for each $1,000 capitalized principal amount of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination); and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

●	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

●	except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;

●	distributions of reference property issued in exchange for, or upon conversion of, our common stock as described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

●	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

●	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by us) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 capitalized principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Optional Redemption” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 capitalized principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock that is subject to the then applicable tender offer rules under the Exchange Act (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by us) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate.

If we are or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer described in clause (5) but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if we determine that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

●	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

●	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by us or any of our subsidiaries;

●	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

●	for a third-party tender offer by any party other than a tender offer by one or more of our subsidiaries as described in clause (5) above;

●	upon the repurchase of any shares of our common stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under clause (5) above;

●	solely for a change in the par value of the common stock; or

●	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) on the conversion date for any notes; (iii) the cut-off date; (iv) on any date on which we deliver a notice of redemption; and (v) on the effective date of any fundamental change, in each case, unless the adjustment has already been made.

Prior to June 30, 2023, we will not distribute or issue any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for common stock, including any subsequent issuance pursuant to the indenture, at a price per share less than $1.35 (subject to adjustment with respect to stock splits and consolidations, stock dividends, stock combinations and similar transactions), without the consent of Holders of a majority in principal amount of the outstanding notes, other than with respect to any permitted indebtedness under the indenture, securities issued to employees or consultants pursuant to an equity compensation plan or direct issuances of common stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

●	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

●	any consolidation, merger or combination involving us,

●	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

●	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 capitalized principal amount of notes will be changed into a right to convert such capitalized principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 capitalized principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date, multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on or prior to the tenth business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

We will not become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices or the daily VWAPs over a span of multiple days (including, without limitation, an observation period), we will make any adjustments to each that we reasonably determine to be appropriate to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date, ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices or the daily VWAPs are to be calculated.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1.00 in excess thereof. The fundamental change repurchase date will be a date specified by us that is not less than 20 calendar days or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest thereon that has not been paid or capitalized to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay at the interest rate the full amount of accrued and unpaid interest to the holder of record on such regular record date (notwithstanding any prior election (or deemed election) by us to pay such interest as PIK interest), and the fundamental change repurchase price will be equal to 100% of the capitalized principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	other than as set forth in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our direct or indirect wholly owned subsidiaries, our and their employee benefit plans and any holder or an affiliate thereof, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change to par value or changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our direct or indirect wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market (or any of their respective successors).

If any transaction in which our common stock is replaced by the common stock or other common equity of another entity occurs, following any related fundamental change repurchase date (or, in the case of a transaction that would have been a fundamental change but for the proviso in clause (2) above, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

●	the events causing a fundamental change;

●	the effective date of the fundamental change;

●	the last date on which a holder may exercise the repurchase right;

●	the fundamental change repurchase price;

●	the fundamental change repurchase date;

●	the name and address of the paying agent and the conversion agent, if applicable;

●	if applicable, the conversion rate and any adjustments to the conversion rate;

●	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

●	the procedures that holders must follow to require us to repurchase their notes.

Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

●	if certificated, the certificate numbers of your notes to be delivered for repurchase;

●	the portion of the principal amount of notes to be repurchased, which must be $1,000 or any integral multiple of $1.00 in excess thereof; and

●	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

●	the principal amount of the withdrawn notes;

●	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

●	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

●	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

●	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

Notwithstanding anything to the contrary in this prospectus, to the extent that compliance with our obligations to repurchase the notes upon a fundamental change would result in a violation of any federal or state securities laws or other applicable laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations with respect to such repurchase by virtue of such conflict. Without limiting the generality of the foregoing, the fundamental change repurchase date will be subject to postponement in order to allow us to comply with applicable law.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to, another person, unless (i) the resulting, surviving or transferee person either (x) is us or (y) if not us, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” when due, and such failure continues for a period of five business days;

(5)	our failure to comply with our obligations under “—Consolidation, merger and sale of assets”;

(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)	default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the terms of the indenture;

(8)	certain events of bankruptcy, insolvency, or reorganization of us; or

(9)	one or more final, non-appealable judgments or orders is rendered against us or any of our significant subsidiaries, which requires the payment in money by us or any of our significant subsidiaries, individually or in the aggregate, of an amount (net of amounts covered by insurance or bonded) in excess of $25,000,000, and such judgment or judgments have not been satisfied, stayed, paid, discharged, vacated, bonded, annulled or rescinded within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

“Significant subsidiary” means a subsidiary of ours that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the capitalized principal amount of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the capitalized principal amount of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such capitalized principal amount and accrued and unpaid interest, if any, will be due and payable immediately.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

●	the principal (including the redemption price, the repurchase price on any repurchase date and the fundamental change repurchase price, if applicable) of;

●	accrued and unpaid interest, if any, on; and

●	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Regardless of whether an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered, and if requested, provided to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered, and if requested, provided the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability (it being understood that the trustee has no duty to determine whether any such action is prejudicial to any holder). Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within the later of 90 days after it occurs or is actually known to the trustee. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 150 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any event of default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to any amendment, supplement, waiver or other modification;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	except as expressly required by the indenture, make any change that adversely affects the conversion rights of any notes;

(5)	reduce the redemption price, conversion rate or the fundamental change repurchase price of any note or change the times at which, or the circumstances under which, we will redeem the notes or repurchase the notes upon a fundamental change;

(6)	make any note payable in money, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes; or

(8)	make any direct or indirect change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any mistake, ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the notes and the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not, individually or in the aggregate with all other such changes, materially adversely affect the rights of any holder;

(7)	in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8)	comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;

(9)	increase the conversion rate as provided in the indenture;

(10)	provide for the acceptance of appointment by a trustee or successor trustee, security registrar, paying agent or conversion agent, or to facilitate the administration of the trusts under the indenture by more than one trustee;

(11)	make payments of PIK interest (including to issue additional notes) or facilitate the same; or

(12)	to establish the conversion rate applicable to additional notes issued pursuant to the indenture to the extent permitted by the terms of the indenture; provided, that the terms and conditions applicable to such additional notes (other than the conversion rate) shall be identical to the terms and conditions of the notes issued pursuant to the indenture.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Withholding Taxes

Each holder of a note agrees that, notwithstanding anything herein to the contrary, we, the paying agent, the conversion agent or the trustee (an “applicable withholding agent”) shall have the right to deduct and withhold from any payment or distribution made with respect to the notes (or the issuance of shares of common stock upon conversion of the notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable tax law. In the case of any withholding obligation that is not accompanied by a corresponding payment, distribution or issuance, including deemed dividends or amounts treated as original issue discount for tax purposes, any such withholding tax may be withheld from subsequent payments on the notes (or the issuance of shares of common stock upon conversion of the notes, or dividends or any other amounts payable with respect to such shares). If an applicable withholding agent is required to remit any withholding tax payments to the applicable governmental entity in respect of such an item of income prior to any such subsequent payment or issuance, the holder shall promptly upon notice reimburse the applicable withholding agent for the required withholding tax payment. To the extent that any amounts are deducted or withheld as described in this “—Withholding Taxes” Section, such deducted or withheld amounts shall be treated for all purposes of the indenture as having been paid to the person in respect of which such deduction or withholding was made. Each holder, by its acceptance of the notes, agrees to provide to us, with a copy to the trustee, a fully completed Internal Revenue Service Form W-9 or W-8 (or applicable successor form), with any required attachments, as well as any other information determined by us or the trustee to be reasonably necessary for an applicable withholding agent to determine its withholding responsibilities with respect to such holder, (i) prior to, and as a condition to, becoming a holder under the indenture, (ii) upon reasonable demand by us or the trustee and (iii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether (i) at maturity, cash, or (ii) at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash, shares of common stock or a combination thereof, as applicable, solely, as the case may be, to satisfy outstanding conversions, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the capitalization amounts with respect to PIK interest, the last reported sale prices of our common stock or the daily VWAPs, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. We will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, and excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR. To the extent the Trust Indenture Act then applies to this indenture, we will also comply with the Trust Indenture Act §314(a).

Rule 144A Information

At any time we are not subject to Section 13 or 15(d) of the Exchange Act, we will, so long as any of the notes or any shares of our common stock issuable upon conversion thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the trustee and will, upon written request, provide to any holder, beneficial owner or prospective purchaser of such notes or any shares of our common stock issuable upon conversion of such notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such notes or shares of our common stock pursuant to Rule 144A under the Securities Act.

Trustee

Wilmington Trust, National Association is the trustee, security registrar, paying agent and conversion agent. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Waiver of Jury Trial

The indenture provides that each of us, each holder of the notes by its acceptance thereof, and the trustee irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or the transactions contemplated thereby.

Book-Entry, Settlement and Clearance

Certificated Notes

The notes were initially issued in physical certificated form. However, if issued in the form of global notes, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

●	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

●	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

●	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

The Global Notes

The notes may be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon such issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

●	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the relevant holder(s); and

●	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described above.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to any global notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of we, the trustee or our or its agents are responsible for those operations or procedures.

DTC has advised us that it is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of the New York State Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

●	will not be entitled to have notes represented by the global note registered in their names;

●	will not receive or be entitled to receive physical, certificated notes; and

●	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Plan of Distribution

We are registering (A) the resale from time to time by certain selling securityholders of up to 39,090,753 shares of common consisting of (i) 19,488,773 shares of common stock issuable upon conversion of the notes, (ii) 16,000,000 shares of common stock issuable upon exercise of the warrants issued to the Warrant Purchasers pursuant to the Securities Purchase Agreement dated April 12, 2023 between the Company and the Warrant Purchasers and (iii) 3,601,980 shares of common stock issuable upon exercise of the warrants issued to the Warrant Purchasers pursuant to the Securities Purchase Agreement dated May 15, 2023 between the Company and the Warrant Purchasers, and (B) the resale from time to time by certain selling securityholders of $32,575,003 principal amount of notes, including $18,796,250 principal amount of notes issuable as future PIK interest payments on the notes. We will not receive any of the proceeds from the sale of securities by the selling securityholders. However, we will receive proceeds from the exercise of the warrants issued to the Warrant Purchasers. We intend to use those proceeds, if any, for general corporate purposes. We will pay certain expenses associated with the registration of the securities covered by this prospectus. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling securityholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling securityholders, and after June 18, 2023, the Note Purchasers, may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under the terms of those certain Securities Purchase Agreements dated April 12, 2023 and May 15, 2023, we agreed to file this registration statement with respect to the registration of the resale by the selling securityholders of the warrant shares as soon as practicable and in any event, no later than July 11, 2023 and July 15, 2023, respectively. We agreed to use commercially reasonable efforts to cause such registration statement to become effective within 90 days (120 days in the event the SEC elects to review the registration statement) following the filing of such registration statement. In addition, we agreed to keep such registration statement effective at all times until none of the Warrant Purchasers owns any warrants or warrant shares issuable upon exercise of the warrants.

Under the terms of that certain Investment Agreement dated January 18, 2023 pursuant to which the notes were originally issued, we agreed to file and use commercially reasonable best efforts to cause to be declared effective as soon as practicable and in any event not later than six (6) months after the date of that certain Investment Agreement, this registration statement. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act and upon the availability of a registration statement on Form S-3, we will use our commercially reasonable best efforts to maintain the effectiveness of the registration statement until the date that (i) the selling securityholders have sold all of the shares of common stock issuable upon conversion of the notes or (ii) there otherwise ceases to be any such securities.

The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker dealers or underwriters maybe required to make in respect thereof.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Selling Securityholders

This prospectus relates to the offer and resale from time to time by the selling securityholders named in this prospectus of up to a maximum of 39,090,753 shares of common stock underlying the notes and issuable upon exercise of the warrants and up to $32,546,250 principal amount of the notes, consisting of up to (i) $13,750,000 principal amount of notes originally issued to the Note Purchasers pursuant to the Investment Agreement dated January 18, 2023 by and among the Company and the Note Purchasers, and subsequently replaced with amended and restated convertible notes that were issued under the Indenture, dated May 25, 2023, between us and the trustee and (ii) a maximum of $18,796,250 principal amount of notes issuable to the purchasers as future PIK interest payments on the notes. The term “selling securityholders” includes the securityholders listed in the tables in this section and their permitted transferees.

Our registration of the notes, shares of common stock issuable upon conversion of the notes and the warrant shares does not necessarily mean that the selling securityholder will sell all or any of such notes or common stock. The following table sets forth certain information as of May 30, 2023 concerning the notes and shares of common stock that may be offered from time to time by the selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholder. In the table below and as it pertains to the shares of common stock underlying the notes, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the conversion rate, as of the date of this prospectus, of 598.8024 shares of common stock per $1,000 capitalized principal amount of notes. The number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances described in the indenture governing the notes. Accordingly, the number of shares of common stock issuable upon conversion of the notes and the number of shares of common stock beneficially owned and offered by the selling securityholder pursuant to this prospectus may increase or decrease from that set forth in the table below. Information about the selling securityholder may change over time. In particular, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes since the date on which the selling securityholder provided us with information regarding its notes. Any changed or new information given to us by the selling securityholder will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

	Notes			Shares of Common Stock
Name(1)	Maximum principal amount beneficially owned prior to offering(2)	Maximum principal amount registered for sale hereby	Principal amount owned after this offering	Number beneficially owned prior to offering(3)	Number registered for sale hereby(3)	Number beneficially owned after offering	Percentage beneficially owned after offering(4)
Great American Insurance Company(5)	$10,651,500	$10,651,500	-	6,378,144	6,378,144	-	-
Denman Street LLC(6)	710,100	710,100	-	425,210	425,210	-	-
John B. Berding Irrevocable Children’s Trust(7)	946,800	946,800	-	566,946	566,946	-	-
John B. Berding	1,183,500	1,183,500	-	708,683	708,683	-	-
Ardsley Partners Renewable Energy Fund, L.P.(8)	8,284,500	8,284,500	-	4,960,778	4,960,778	-	-
CCI SPV III, LP(9)	5,976,675	5,976,675	-	3,578,847	3,578,847	-	-
AE Convert, LLC(10)	4,793,175	4,793,175	-	2,870,165	2,870,165	-	-

(1)	The Company sold the notes to the selling securityholders named in the table above, together the “Note Purchasers.”

(2)	Reflects $13,750,000 principal amount of notes originally issued pursuant to the Investment Agreement dated January 18, 2023 with the Purchasers and a maximum of $18,796,250 principal amount of notes issuable as future PIK interest payments on the notes.

(3)	Assumes for each $1,000 in principal amount of the notes a conversion rate, as of the date of this prospectus, of 598.8024 shares of common stock upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	The percentage reflects the 127,178,465 shares of common stock outstanding as of June 12, 2023 and gives effect to the total number of shares of common stock beneficially owned and offered hereby by the Purchasers.

(5)	Great American Insurance Company is a direct subsidiary of American Financial Group, Inc., which is a publicly traded entity (NYSE: AFG).

(6)	John B. Berding is the manager of Denman Street LLC and has sole voting and investment power over the shares held by the stockholder. Mr. Berding disclaims beneficial ownership over these securities except to the extent of his pecuniary interest therein.

(7)	Susan M. Berding is the trustee of John B. Berding Irrevocable Children’s Trust and has sole voting and investment power over the shares held by the stockholder. Mrs. Berding disclaims beneficial ownership over these securities.

(8)	Spencer Hempleman, the portfolio manager of Ardsley Partners Renewable Energy Fund, L.P., has voting and investment power over these securities. Mr. Hempleman disclaims beneficial ownership over these securities except to the extent of his pecuniary interests therein.

(9)	These securities are held by CCI SPV III, LP. CCI SPV III GP, LLC is the general partner of CCI SPV III, LP and may be deemed to have voting, investment and dispositive power with respect to these securities. Todd Crescenzo is the sole manager of CCI SPV III GP, LLC and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of CCI SPV III, LP, CCI SPV III, GP and Mr. Crescenzo disclaims beneficial ownership over all such securities except to the extent of its or his respective pecuniary interests therein.

(10)	Russell Stidolph, a director of the Company. Mr. Stidolph and Andrea Dobi are both officers and managers of AE Convert, LLC and share voting and investment power over these securities. Mr. Stidolph and Ms. Dobi disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

Name(1)	Number of shares of common stock beneficially owned prior to offering	Maximum number of shares of common stock registered for sale hereby	Number of shares of common stock beneficially owned after offering	Percentage of common stock beneficially owned after offering
CVI Investments, Inc.(2)	9,800,990	9,800,990	-	-
HT Investments MA LLC(3)	9,800,990	9,800,990	-	-

(1)	The Company sold the warrant shares to the selling securityholders named in the table above, together the “Warrant Purchasers.”

(2)	Height Capital Management, Inc., the authorized agent of CVI Investments, Inc., has discretionary authority to vote and dispose of these securities and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over these securities. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in a sale pursuant to the prospectus contained in this registration statement.

(3)	Hudson Bay Capital Management LP, the investment manager of HT Investments MA LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HT Investments MA LLC and Sander Gerber disclaims beneficial ownership over these securities.

Material Relationships with Selling Securityholders

The description of our relationships with the selling securityholders and their affiliates set forth in “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed on March 27, 2023 is incorporated by reference herein.

CERTAIN U.S. Federal Income Tax Considerations

The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of our notes, our common stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are purchased from us or the selling securityholder pursuant to this prospectus, and to securities (including any shares of common stock into which the notes are convertible) that are held as capital assets.

This discussion does not describe all of the U.S. federal tax consequences that may be relevant to you in light of your particular circumstances, such as consequences arising under the federal estate and gift tax, the alternative minimum tax or the Medicare tax on net investment income or the consequences to you if you are an accrual-method taxpayer that is required to conform the timing of recognition of items of income to an “applicable financial statement” under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or differing tax consequences applicable to you if you are a beneficial owner of notes or common stock subject to special rules, such as:

●	certain financial institutions;

●	insurance companies;

●	dealers or traders in securities subject to a mark-to-market method of tax accounting with respect to the notes or our common stock;

●	persons holding notes as part of a “straddle,” integrated transaction or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	entities or arrangements classified as a partnership for U.S. federal income tax purposes; or

●	tax-exempt entities.

If you are an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes that holds notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes or common stock and partners in those partnerships should consult their tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of the notes or the common stock.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note or common stock that is:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Notes

Interest and OID

For each interest period, we shall pay interest on the notes with PIK interest. As a result, this means that no stated interest payments on the notes will be treated as qualified stated interest for U.S. federal income tax purposes. Therefore, (i) the notes will be treated as having been issued with “original issue discount” (“OID”) for U.S. federal income tax purposes in an aggregate amount equal to the excess of the “stated redemption price at maturity” of the notes (the sum of all payments of principal and stated interest including PIK interest to be made on the notes) over their “issue price.” (generally, the first price at which a substantial amount of the notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The notes were originally issued to the Note Purchasers pursuant to the Investment Agreement for an amount equal to the initial principal amount. Therefore, the “issue price” of the notes is the initial principal amount of the notes as adjusted in the manner described below. As discussed below, you will be required to include the OID in gross income as ordinary interest income as it accrues (on a constant yield to maturity basis), in advance of the receipt of cash payments to which the OID is attributable and regardless of your regular method of accounting for U.S. federal income tax purposes.

A U.S. Holder is generally required to include in income the sum of the daily accruals of the OID for the debt security for each day during the taxable year (or portion of the taxable year) in which the U.S. Holder held the notes, regardless of such holder’s regular method of accounting. Thus, you may be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period other than the final accrual period will equal the product of (a) the “adjusted issue price” of the note as of the beginning of such period and (b) the note’s “yield to maturity.” The OID allocable to the final accrual period will equal the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of a note, provided that each accrual period is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period. The “adjusted issue price” of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID on the note and decreased by any cash payments previously made on the note. The “yield to maturity” of a note generally is the discount rate that causes the present value, as of the original issue date or deemed reissuance date, of all payments to be made under the note to equal the issue price of the note.

When we pay PIK interest for any accrual period, then the notes would be deemed, solely for purposes of recomputing the OID accruals going forward, to be retired and reissued for an amount equal to its then adjusted issue price, and the yield to maturity of the notes would be redetermined taking into account the change in circumstances.

Any additional note (“PIK Note”) or additional principal amount received as PIK interest by you generally will not be treated as a payment of interest. Instead, such PIK Note or additional principal amount will be aggregated with the note on which it was paid and treated as a single debt instrument for U.S. federal income tax purposes.

The rules regarding OID and PIK interest are complex and the rules described above may not apply in all cases. You should consult your own tax advisor regarding the application of these complex rules.

Market Discount

If you purchase a note from the selling securityholder pursuant to this prospectus for an amount that is less than its “adjusted issue price” (as defined above in “—Interest and OID”), the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes unless this difference satisfies a de minimis test, described below. You will generally be required to treat any payment on, or any gain on the sale, exchange, retirement or other disposition of the note as ordinary income to the extent of the market discount not previously included in income that accrued on the notes during your holding period. In general, market discount is treated as accruing on a straight-line basis over the term of the debt security unless an election is made to accrue the market discount under a constant yield method. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note in an amount not exceeding the accrued market discount on the note.

You may elect to include market discount in income currently as it accrues (on either a straight-line or constant yield basis), in lieu of treating a portion of any gain realized on a sale, exchange, retirement, or other disposition of the debt security as ordinary income. If an election is made to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you make such an election, it will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. You should consult with your own tax advisor before making this election.

If the difference between the adjusted issue price of a note and the amount paid for the notes is less than 1/4 of 1% of the note’s adjusted issue price, multiplied by the number of remaining complete years to the note’s maturity (“de minimis market discount”), the note is not treated as purchased with market discount.

Generally, you may make an election to include in income the entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by you) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Election to Treat All Interest as Original Issue Discount.” If you make such an election for a note with market discount, you will be required to include market discount in income currently as it accrues on a constant yield basis for all market discount notes acquired by you on or after the first day of the first taxable year to which the election applies, and such election may be revoked only with the permission of the IRS.

Generally, upon conversion of a note acquired at a market discount into shares of common stock, any market discount not previously included in income (including as a result of the conversion) will carry over to the shares of common stock received in exchange for the note. Any such market discount that is carried over to shares of common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of such shares of common stock (including a deemed sale or disposition of a fractional share of common stock pursuant to a conversion). If you hold notes acquired with a market discount, you should consult your own tax advisor as to the particular tax consequences to you of conversion of a note for shares of common stock.

Amortizable Bond Premium

If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, you will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. For purposes of determining the amount of any amortizable bond premium on a note, the purchase price for the note is reduced by the amount of the portion of the purchase price attributable to the note’s conversion feature.

You may elect to amortize such premium as an offset to interest income using a constant yield method over the remaining term of the note based on your yield to maturity with respect to the note. You generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the your income under your regular method of accounting with respect to the note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of your prior interest inclusions on the note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

Because we may redeem the notes prior to maturity, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to a note. U.S. Holders should consult their tax advisors about these special rules, including whether it would be advisable to elect to treat all interest on the notes as OID, which would result in a U.S. Holder not being subject to these special rules.

An election to amortize bond premium applies to all taxable debt obligations held by you at the beginning of the first taxable year to which the election applies and thereafter acquired by you and may be revoked only with the consent of the IRS. Generally, you may make an election to include in income the entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by you) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Election to Treat All Interest as Original Issue Discount.” If you make such an election for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of your notes with amortizable bond premium and may be revoked only with the permission of the IRS.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes,” you generally will recognize capital gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of a note, equal to the difference between (i) the amount realized on the disposition and (ii) your tax basis in the note. Your tax basis in a note generally will be equal to the cost of the note to you, increased by any OID, market discount or de minimis market discount included in income by you, and decreased by the amount of any premium previously amortized and the amount of any payment received in respect of the note. Your adjusted tax basis in a note should be allocated between the original note and any PIK Note or additional principal amount received in respect of PIK interest thereon in proportion to their relative principal amounts, and your holding period in any such PIK Note or additional principal amount should be identical to the holding period for the original note with respect to which such PIK Note or additional principal amount was received.

Subject to the market discount rules discussed above under “—Market Discount,” any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the note was held by you for more than one year. Long-term capital gains of individuals and certain other non-corporate U.S. Holders are, under certain circumstances, subject to a reduced tax rate. The deductibility of capital losses is subject to limitations. You should consult your own tax advisor as to the deductibility of capital losses in your particular circumstances.

Conversion of Notes

Conversion into Common Stock. A U.S. Holder’s conversion of a note solely into our common stock and cash in lieu of a fractional share of common stock will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and (ii) the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above under “—Interest and OID”).

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the U.S. Holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the note converted.

Exchange in Lieu of Conversion

If we make an exchange election (as described above under “Description of Notes—Exchange in Lieu of Conversion”), your surrender of notes to the designated financial institution and receipt of cash, shares of our common stock, or a combination of cash and shares of our common stock will not be treated as a conversion. Instead, the surrender and receipt will be treated as a taxable disposition of the notes, as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes.”

Constructive Distributions

We may adjust the conversion rate of the notes in certain circumstances. Under the Code and applicable U.S. Treasury regulations, adjustments that have the effect of increasing a holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the beneficial owner of the note. If we were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, that increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a fundamental change or redemption) may, depending on the circumstances, be deemed to be a distribution to you.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to beneficial owners of notes, if as a result of the failure the proportionate interest of the note holders in our assets or earnings and profits is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “—Distributions” below. However, it is not entirely clear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. Your basis in your notes will be increased by the amount of any of any deemed dividends. You should consult your tax advisor as to the tax consequences of receiving constructive dividends.

The IRS has proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to withhold in respect of deemed distributions to a Non-U.S. Holder (as defined below) and, if there is no associated cash payment, may withhold the required amounts from payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of such holder and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders of notes (including holders of notes that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Possible Effect of a Consolidation, Merger or Change in Conversion Consideration

In certain situations, we may consolidate or merge into another entity, as described above under “Description of Notes—Recapitalizations, Reclassifications and Changes of Our Common Stock,” depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to you and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or other consequences to you. Whether or not the notes are subject to a deemed taxable exchange, a change in the conversion consideration to be delivered to you upon conversion of a note could affect the tax consequences of a conversion. For example, conversion of a note into shares of an entity other than the obligor may be a taxable event. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of such transactions.

The Common Stock

Distributions on the Common Stock

We do not intend to pay cash dividends on our common stock in the near future. If we pay any distributions on our common stock, such distributions, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits and will be includible in your income and taxable when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will first be treated as a tax-free return of your investment, up to your tax basis in the common stock, and any remaining excess will be treated as a capital gain. If you are a non-corporate U.S. Holder, dividends received by you will be eligible to be taxed at reduced rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. Holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements.

Sale, Certain Redemptions or Other Taxable Dispositions of the Common Stock

Upon sales, certain redemptions or other taxable dispositions of our common stock you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) your tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) generally are subject to reduced rates of U.S. federal income tax. A U.S. Holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments to a U.S. Holder of interest on the notes, accruals of OID on a note and dividends on shares of common stock (as well as constructive dividends deemed paid with respect to the notes) and the proceeds of a sale of a note or a share of common stock, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note or common stock that is:

●	a nonresident alien individual;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes, or if you are a former citizen or former resident of the United States, in which case you should consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the notes or common stock.

Payments of Interest on the Notes

Subject to the discussion below under “—FATCA,” payments of principal and interest on the notes to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest (including, for purposes of this discussion of Non-U.S. Holders, OID):

●	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

●	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

●	you certify on a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form), under penalties of perjury, that you are not a United States person; and

●	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying your entitlement to benefits under a treaty.

Sale, Exchange or Other Taxable Disposition of Notes or Shares of Common Stock

You generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of the notes or the common stock unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States, as described below, or

●	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter, and certain other conditions are met.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Dividends and Constructive Distributions

Dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders—The Notes—Constructive Distributions”) paid or deemed to be paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, unless the dividend is effectively connected with your conduct of a trade or business in the United States, as described below. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying your entitlement to benefits under a treaty. In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or other property subsequently paid or credited to you.

Effectively Connected Income

If interest, constructive dividends or gain on a note, dividends or gain on our common stock is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest or dividends discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes or our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments (including OID accrued) on the notes, the common stock and the warrants. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes, the common stock or warrants, and you may be subject to backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes, the common stock or the warrants. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest or dividends on notes, shares of the common stock or warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed, a beneficial owner of a note, a share of our common stock or a warrant that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of notes, shares of common stock or warrants, proposed U.S. Treasury regulations would eliminate FATCA withholding on payments of gross proceeds entirely, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization. You should consult your tax advisor regarding the implications of FATCA.

Legal Matters

Haynes and Boone, LLP has passed upon the validity of the securities of the Company offered by this prospectus.

Experts

The financial statements of Eos Energy Enterprises, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which expresses an unqualified opinion on the financial statements. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders in disposing of the securities).

Amount to Be Paid
Registration fee	$10,088.62
Printing expenses	*
Legal fees and expenses (including Blue Sky fees)	*
Accounting fees and expenses	*
Trustee and transfer agent and registrar fees and expenses	*
Miscellaneous	*
Total	$10,088.62

*	To be provided in one or more prospectus supplements filed hereunder.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s by-laws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s certificate of incorporation and by-laws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16. Exhibits

(a)	The following exhibits are included or incorporated by reference in this registration statement on Form S-3:

Exhibit No.	Document
1.1*	Form of Underwriting Agreement
2.1†	Agreement and Plan of Merger, dated as of September 7, 2020, by and among the Company, BMRG Merger Sub, LLC, BMRG Merger Sub II, LLC, Eos Energy Storage LLC, New Eos Energy LLC and AltEnergy Storage VI, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2020)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 20, 2020)
4.2	Form of Common Stock Purchase Warrant issued on May 17, 2023
4.3	26.5% Convertible Senior PIK Notes Due 2026 Indenture
4.4	Form of 26.5% Convertible Senior PIK Note Due 2026 (included in Exhibit 4.3 hereto)
4.5	Form of Securities Purchase Agreement, dated as of April 12, 2023
4.6	Form of Securities Purchase Agreement, dated as of May 15, 2023
5.1	Opinion of Haynes and Boone, LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the 26.5% Convertible Senior PIK Notes Due 2026 Indenture
107	Filing Fee Table

*	To be provided in an amendment hereto or in a subsequent filing that is incorporated by reference herein.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on this 16th day of June, 2023.

Eos Energy Enterprises, Inc.

By:	/s/ Nathan Kroeker
	Name:	Nathan Kroeker
	Title:	Chief Financial Officer

Each person whose signature appears below constitutes and appoints Joseph Mastrangelo and Nathan Kroeker, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joe Mastrangelo	Chief Executive Officer and Director
Joe Mastrangelo	(Principal Executive Officer)	June 16, 2023

/s/ Nathan Kroeker	Chief Financial Officer
Nathan Kroeker	(Principal Financial Officer and Principal Accounting Officer)	June 16, 2023

/s/ Jeff Bornstein
Jeff Bornstein	Director	June 16, 2023

/s/ Alex Dimitrief
Alex Dimitrief	Director	June 16, 2023

/s/ Claude Demby
Claude Demby	Director	June 16, 2023

/s/ Russell Stidolph
Russell Stidolph	Director	June 16, 2023

/s/ Marian Walters
Marian “Mimi” Walters	Director	June 16, 2023

/s/ Audrey Zibelman
Audrey Zibelman	Director	June 16, 2023